       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
- -----------------------------------------------------------------------------

                                                        Three Months Ended  Six Months Ended
                                                           June 30,              June 30,
                                                        1998       1997     1998       1997
- ---------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding     3,451      3,384    3,435      3,379
Common stock equivlents from outstanding stock options       0          0        0          0
- --------------------------------------------------------------------------------------------
Average common and common stock equivalents outstanding  3,451      3,384    3,435      3,379
==============================================================================================
Net Income                                               $(303)    $ (357)  $ (747)    $ (574)
==============================================================================================
Earnings per share (1)                                   $(.09)    $ (.11)  $ (.22)   $  (.17)
==============================================================================================

(1) Fully diluted earnings per share have not been presented because the effects are not material.
- -----------------------------------------------------------------------------